Exhibit (q)

Resolution of the Board of Directors of the Depositor dated April 21, 2022 authorizing the use of powers of attorney for Officer signatures

DELAWARE LIFE INSURANCE COMPANY

Assistant Secretary’s Certificate

I, Maryellen Percuoco, Assistant Secretary of Delaware Life Insurance Company, a Delaware corporation (the “Corporation”), DO HEREBY CERTIFY that at a meeting of the Board of Directors of said Company duly held on April 21, 2022, the following resolution was duly adopted and such resolution has not since been modified or rescinded and is in full force and effect on the date hereof:

“Annual Authorization of SEC Powers of Attorney

RESOLUTION

of the

BOARD OF DIRECTORS

Meeting Held: April 21, 2022

Delaware Life Insurance Company

(the “Company”)

RESOLVED, that for the purposes of facilitating the execution and filing of any registration statements of the Company or its separate accounts and any amendments thereto in compliance with Rule 483 under the Securities Act of 1933, the Chief Executive Officer and the Senior Vice President and Chief Accounting Officer of the Company (collectively, the “Officers”) are each hereby authorized to designate as their attorneys and agents the Chief Legal Officer of the Company, and/or such other attorneys or other agents of the Company as the Chief Legal Officer may designate, and each such Officer is further authorized to execute and deliver to the designated individuals a written power of attorney authorizing such individuals to execute, deliver, and file in such Officer’s name, on behalf of the Company or its separate accounts, any such registration statement or amendment thereto.”